EXHIBIT 10.5

[NCR LOGO]

March 11, 2015

Personal & Confidential

Mr. William R. Nuti
Chairman of the Board,
Chief Executive Officer and President
NCR Corporation

Dear Bill,

In recognition and consideration of your leadership transforming NCR Corporation (the “Company”) into a software and solutions leader of consumer transaction technologies, the Compensation & Human Resource Committee of the Company (the “Committee”) agrees to provide you the following group health plan coverage effective upon your separation from service with the Company at any time, and for any reason effective upon your acceptance of terms and conditions outlined in this letter agreement.

NCR Retiree Health Plan Coverage (Pre-age 65)
Through the date of your 65th birthday, the Company will offer group health plan coverage (including medical, prescription drug, dental and vision coverage) under the NCR Health Care Plan for Active Employees (or successor plan or program; hereinafter the “Active Medical Plan”) to you, your spouse and any eligible dependents on the same basis and under the same terms, including cost, as such coverage is provided to active Company employees and their spouses and eligible dependents from time to time.

In order to maintain such coverage, you will be required to pay the same premiums at the same rates as an active Company employee who has elected the same coverage that you elect under the Active Medical Plan. The difference between the value of such coverage for any calendar year (based on the COBRA rate, less the 2% COBRA administrative charge) and the amount of premiums you pay for such coverage for such year will be reported to you as ordinary income for tax purposes. You will be responsible for all applicable deductibles, co-pays and other out-of-pocket costs payable by active Company employees who elect the same coverage you elect under the Active Medical Plan as well as the tax cost associated with the imputed income reported to you annually related to this benefit.

NCR Retiree Reimbursement Account (Post-age 65)
Following your 65th birthday, the Company will offer participation in the NCR Corporation Retirement Reimbursement Account portion of the NCR Health Care Plan for Retired Employees (or successor plan or program; hereinafter the “RRA”) to you and your spouse, on the same basis and under the same terms, as such participation is provided to eligible Company retirees and their spouses from time to time. The total Company contribution to the RRA on behalf of you and your spouse for any calendar year will be reported to you as ordinary income for tax purposes.

Coordination of Benefits
In the event that another agreement between you and the Company or any Company benefit plan or program (such as the NCR Change of Control Severance Plan) provides you and your spouse and eligible dependents with greater benefits than those provided in this letter (as determined by you in your sole discretion), then

Mr. William R. Nuti
March 11, 2015

the Company shall provide such greater benefits to you and your spouse and eligible dependents for as long as they remain greater, and immediately thereafter the Company shall again provide you and your spouse and eligible dependents with the benefits described in this letter.

Retiree Medical Benefits Exclusive for NCR Corporation
In the event you become eligible after the date of this letter for coverage under the group health plan of another employer that provides comprehensive medical, prescription drug, dental and vision coverage as a result of your employment with such employer (whether or not you actually elect such coverage), you will no longer be eligible to participate in any of the health plans or related accounts described in this letter (unless you are eligible for such participation, independent of this letter, under the terms of another Company agreement or benefit plan or program), and this letter agreement automatically shall terminate and be of no further effect.

Retiree Medical Benefits Binding upon NCR Corporation, Successors or Assignees
This letter agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to all or substantially all of the Company’s assets or business at any time. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company pursuant to this letter agreement. Neither the Company nor any successor, assignee or transferee of the Company referred to in this paragraph shall have the right to amend or terminate this letter agreement without your advance written consent.

Bill, once again, on behalf of NCR Corporation and the NCR Board of Directors, we thank you again for your many years of outstanding leadership and exceptional service to the Company.

Sincerely,

/s/ Linda Fayne Levinson

Linda Fayne Levinson
Chair, NCR Corporation
Compensation and Human
Resource Committee

Copy to:	Andrea L. Ledford, SVP Corporate Services & Chief Human Resources Officer
Ed Gallagher, Interim General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

/s/ William R. Nuti                3/11/15
William R. Nuti                    Date